Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Avadel Pharmaceuticals Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2020 Omnibus Incentive Compensation Plan Ordinary Shares, $0.01 nominal value	Other (2)	6,500,000	(3)	$15.955	(2)	$103,707,500	$0.0001476	$15,307.23
Total Offering Amounts							$103,707,500		—
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$15,307.23
(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Select Market on May 15, 2024.
(3)	Consists of an additional 6,500,000 Ordinary Shares, $0.01 nominal value each, of Avadel Pharmaceuticals plc (the “Registrant”) issuable under the 2020 Plan, pursuant to the terms of the 2020 Plan. Shares available for issuance under the 2020 Plan were previously registered on the registration statement on Form S-8 filed with the Securities and Exchange Commission on February 10, 2021 (File No. 333-252956).